Exhibit 99.1

STAAR Surgical Announces Preliminary Results for Fourth Quarter and Fiscal 2023

Net Sales Up 19% for Fourth Quarter and 13% for Fiscal 20231

ICL Sales Up 22% for Fourth Quarter and 18% for Fiscal 2023

Provides Fiscal 2024 Sales Outlook of $335 Million to $340 Million

LAKE FOREST, CA, January 8, 2024 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of the EVO family of Implantable Collamer® Lenses (EVO ICL) for myopia, astigmatism and presbyopia, today announced preliminary results for the fourth quarter and fiscal year ended December 29, 2023. Preliminary net sales were approximately $76.5 million for the fourth quarter and approximately $322.5 million for fiscal 2023. Operating margin is expected to be approximately 5% for the fourth quarter and fiscal 2023.

“Fiscal 2023 was a year of positive market share gains, sales growth and continued profitability for STAAR. Our teams finished the year on a strong note with global ICL sales increasing 22% in the fourth quarter including 26% growth in APAC,” said Tom Frinzi, President and CEO of STAAR Surgical. “ICL unit growth also compares particularly favorably to recent industry trends, outpacing refractive industry growth by at least 25 points for the third year in a row.2 Global ICL sales increased 18% for fiscal 2023 driven by 21% growth in APAC, 7% growth in EMEA and 10% growth in the Americas.”

Mr. Frinzi continued, “2023 was also a year of transition and fast learning as we launched new market development strategies while continuing to invest in innovation. Global voice of customer surveys, the most recent completed in November, show willingness to recommend and satisfaction with product quality and clinical outcomes continue to exceed 95%. These data bolster our confidence that utilization of our ICL technology will continue to move down the diopter curve opening up a larger portion of the vast addressable market opportunity. We anticipate clinical journals will publish two new peer-reviewed papers in the first half of 2024 that should further enhance surgeon confidence in measurement and lens size selection across the wide range of diagnostic devices and tools surgeons use to measure the eye for our lenses. Additionally, we intend to continue our investment in innovation projects such as intermediate lens sizes and AI driven tools.”

“Our sales outlook for fiscal 2024 balances the recent industry trends and challenging economic environment for consumers against our conviction that ICL will continue to capture refractive market share globally. We therefore expect our net sales for fiscal 2024 will be approximately $335 million to $340 million which contemplates above-industry rates of growth of approximately 10% for ICL sales in both China and the U.S.3 We will continue to be disciplined in our investments on the path to realizing our market opportunity and anticipate our GAAP operating margin and earnings will be at least breakeven for fiscal 2024. We are confident our actions will increasingly resonate with a growing number of surgeons and patients in both large and emerging markets globally,” concluded Mr. Frinzi.

Cash, cash equivalents and investments available for sale was approximately $230 million as of December 29, 2023, an increase of approximately $28 million from $201.7 million at September 29, 2023. Accounts receivable was approximately $90 million as of December 29, 2023.

The Company expects to report complete fourth quarter and fiscal year results on or about February 21 and provided today’s information due to investor meetings taking place this week. The financial information in this release is unaudited and subject to adjustment in the final audited financial statements to be filed with the Company’s Annual Report on Form 10-K.

1 Fiscal 2023 preliminary net sales of approximately $322.5 million includes approximately $3 million of low margin Other Products Cataract IOLs, a business the Company previously announced it would exit by the end of 2023. Fiscal 2022 reported net sales of $284.4 million included approximately $14 million of Other Products Cataract IOLs. For this reason, ICL sales may be a more insightful growth comparison on a go-forward basis.

2 Global ICL unit growth exceed refractive industry growth by 38 points (2021); 28 points (2022) and 26 points (2023). The Company estimates global refractive industry procedures increased 10% (2021); increased 5% (2022); and decreased 7% (2023) Y/Y based on data available as of January 2, 2024.

3 The Company estimates China and U.S. refractive procedures will be approximately flat Y/Y in 2024 as of January 2, 2024.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL,” which includes the EVO ICL™ product line. More than 2,500,000 ICLs have been sold to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: EVOICL.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2024 and beyond or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, and any statements of assumptions underlying any of the foregoing, including those relating to financial performance in the upcoming quarter, fiscal year 2024 and beyond. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to global economic conditions, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 30, 2022 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of COVID-19; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; international trade disputes and substantial dependence on demand from Asia; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

We intend to use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections. Accordingly, investors should monitor such portions of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.

CONTACT: Investors & Media

Brian Moore

Vice President, Investor Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com